Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-917-455-7735	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com

Website: www.chinawindsystems.com	Website: www.ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Begins Equipment Test Run at New
Facility, Updates Business Outlook

Wuxi, Jiangsu Province, China – December 30, 2008 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that the Company is currently undergoing equipment test runs at its new facility in Wuxi City and is scheduled to commence production of forged wind-power products in January 2009.

The Company expects to begin producing product prototypes in January pursuant to preliminary agreements signed with several wind-power customers in September 2008. Upon satisfactory inspection of the prototypes – expected in January 2009 - China Wind Systems expects to sign purchase agreements and begin shipping orders immediately.  The Company will produce forged rolled rings of up to 6.3 meters in diameter for use in wind turbine units with up to 5 megawatts (MW) capacity, as well as gear rims, flanges and shafts used in 1-3 MW wind turbine units, whereas prior to production at this facility wind-power products were limited to forged rolled rings up to three meters in diameter for use in 1-3 MW wind turbine units.

Due to the delayed start of production at the new facility, which was previously expected to begin in November 2008, the Company has revised its guidance for full year 2008.  China Wind Systems now expects net revenue for the year ended December 31, 2008 in the range of $41 million to $42 million, compared to the previously announced guidance of $45 million in net revenue. The revised guidance also reflects a slight decrease in sales of industrial equipment to the textile industry. Net income for 2008 is estimated to be in the range of $5.0 million to $5.5 million, compared to previously announced guidance of $7.0 million in net income. Both the current and previous net income guidance exclude the impact of a $2.9 million non-cash preferred dividend and non-cash debt financing costs of $2.3 million recorded in the first quarter of 2008.

Total designed annual production capacity at the new facility is 40,000 tons of forged products. In 2009, the Company expects to produce more than 20,000 tons of forged products, with selling prices in the range of $1,700-$2,000 per ton.  Gross margin for forged products manufactured at the new facility is expected to be in the range of 28%-34% compared to 21%-22% for forged products sold in 2008. The expected improvement in gross margin for forged products is due to the elimination of outsourcing costs, as the entire forging process can now be performed in-house at the new facility.

“We are pleased to announce that we expect our new facility to be up and running in January, and we look forward to shipping products to our new and existing wind-power customers during the first quarter of 2009,” said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. “Once the facility commences production we will begin supplying a broader range of forged wind-power products, and with several agreements in place and more contracts in the pipeline we are confident that our wind-power business will contribute significantly to revenue in 2009,” concluded Mr. Wu.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com.  Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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